CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AECOM

    AECOM, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
    FIRST:     That the Board of Directors of the Corporation on November 21, 2024 adopted resolutions that declared it advisable and in the best interests of the Corporation to amend the Amended and Restated Certificate of Incorporation of the Corporation to limit the liability of officers in circumstances under Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”).
    SECOND: That, on February 28, 2025, the Corporation’s 2025 annual meeting of stockholders was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment to the Amended and Restated Certificate of Incorporation of the Corporation to limit the liability of officers in circumstances under Section 102(b)(7) of the DGCL.
    THIRD: That Article Sixth of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety so that, as amended, Article Sixth shall read as follows:
“SIXTH: The Board shall have power, without stockholder action, to make Bylaws for the Corporation and to amend, alter or repeal any Bylaws.
The powers and authorities herein conferred upon the Board are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and of the Bylaws of the Corporation.
To the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the personal liability of a director or officer to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer shall be eliminated; provided, however, that such personal liability shall not be eliminated hereby (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any director under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any director or officer for any transaction from which the director or officer derived an improper personal benefit, (v) for any officer in any action by or in the right of the Corporation or (vi) for any act or omission occurring prior to the date when this provision shall have become effective. Elimination of such personal liability is not intended to eliminate or narrow any protection otherwise applicable to directors or officers.”
    FOURTH: That the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
    FIFTH: That all other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 28th day of February, 2025.

                    AECOM

                    By: /s/ David Y. Gan
                    Name:    David Y. Gan
                    Title:     Executive Vice President and
                        Chief Legal Officer